Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-118365

*** FINAL PRICING TERMS OF THE

U.S. $250,000,000 GOVERNMENT OF JAMAICA 8.50% NOTES DUE 2036***

ISSUER: The Government of Jamaica

SECURITIES: 8.50% Notes Due 2036

FORMAT: SEC Registered (NO. 333-118365)

SIZE: US$ 250,000,000

GROSS PROCEEDS TO ISSUER: US$248,677,500

MATURITY: 2/28/36

SETTLEMENT: 2/28/06 (T+5)

SPREAD: +403bp vs. UST 4.5% due 2/36

YIELD: 8.55%

UST SPOT: 4.52%

PRICE TO PUBLIC: 99.471%

COUPON: 8.50% Per Annum (Payable Semi-Annually)

INTEREST PAYMENT DATES: 2/28 and 8/28, Beginning 8/28/06

REDEMPTION: Not redeemable by the Issuer prior to maturity

DENOMS: $100,000 X $1,000

SOLE BOOKS: Deutsche Bank Securities Inc.

CO-MANAGERS:	Merrill Lynch, Pierce Fenner & Smith Incorporated

Citigroup Global Markets Inc.

UNDERWRITING:	Deutsche Bank Securities Inc. (95%)

Merrill Lynch, Pierce Fenner & Smith Incorporated (2.5%)

Citigroup Global Markets Inc. (2.5%)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEUTSCHE BANK SECURITIES toll free at 1-800-503-4611.